Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 12, 2010, in the Registration Statement (Form S-1) and related Preliminary Prospectus of Solar Enertech Corp. for the registration of common stock and warrants.

/s/ Ernst & Young Hua Ming

Shanghai, People’s Republic of China
August 25, 2010